                                  AMENDMENT TO
                  AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

                  AMENDMENT TO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT, dated as of April 9, 2003 (this "Amendment"), by and among HOTELS.COM (the "Company"), USA INTERACTIVE ("Parent"), TMF LIQUIDATING TRUST (the "Trust") the successor to TMF INC. ROBERT DIENER ("Diener"), and DAVID LITMAN ("Litman") (the Trust, Diener and Litman are collectively referred to as the "Shareholders").

                  WHEREAS, the parties hereto (or their predecessors) are parties to an Amended and Restated Asset Purchase Agreement, dated as of February 2, 2000 (as amended from time to time, the "Agreement");

                  WHEREAS, simultaneously with the execution of this Amendment, the Company, Parent and Equinox Merger Corp. ("Sub") have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Sub will merge with and into the Company with the Company continuing as the surviving corporation, upon the terms and subject to the conditions set forth in the Merger Agreement;

                  WHEREAS, as a condition and inducement to Parent's willingness to enter into the Merger Agreement, the parties hereto desire to amend the Agreement to provide that the transfer restrictions on the shares of Company Common Stock (as defined in the Merger Agreement) beneficially owned by the Shareholders will continue with respect to shares of Parent Common Stock (as defined in the Merger Agreement) received pursuant to the Merger Agreement in respect of such shares of Company Common Stock; and

                  WHEREAS, 7,059,960 shares of Company Common Stock beneficially owned by the Shareholders and held of record by the Trust (the "Restricted Shares") are currently subject to restrictions pursuant to Section 7.15 of the Agreement;

                  NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1. The parties hereto agree that: (i) the restrictions in Section 7.15.2 of the Agreement relating to the Restricted Shares shall, from and after the Effective Time (as defined in the Merger Agreement), apply to the shares of Parent Common Stock received pursuant to the Merger Agreement in respect of the Restricted Shares, and (ii) the rights in
         Section 7.15.3 of the Agreement that are applicable to shares of Company Common Stock beneficially owned by the Shareholders and their Permitted Transferees (as defined in the Agreement) shall, from and after the Effective Time, apply to the shares of Parent Common Stock received pursuant to the Merger Agreement by the Shareholders and their Permitted Transferees in respect of their Company Common Stock . From and after the Effective Time, the term "Buyer" used in Sections 7.15.2 and 7.15.3 of the Agreement shall mean Parent.

2. Each party hereto represents that (a) it has the full legal right and power and all authority and approval required to enter into, execute and deliver this Amendment and to perform fully its obligations hereunder; (b) this Amendment has been duly executed and delivered and



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         constitutes the legally valid and binding obligation of such party enforceable against such party in accordance with its terms; and (c) no approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body, and no approval or consent of any other person is required in connection with the execution and delivery by such party of this Amendment and the consummation and performance by such party of the transactions contemplated hereby. Each of the Shareholders further represents that they collectively beneficially own the Restricted Shares and that no other person has beneficial ownership of, or other rights with respect to, any of the Restricted Shares.

3. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

4. Subject to termination of this Amendment pursuant to Section 5, from and after the date hereof, references to the Agreement (whether contained in the Agreement and otherwise) shall mean the Agreement as amended by this Amendment. Except as provided in this Amendment, the Agreement shall remain in full force and effect pursuant to its terms.

5. This Amendment shall terminate automatically and without any further action required by any of the parties hereto immediately upon termination of the Merger Agreement in accordance with its terms.

                  [Remainder of page intentionally left blank]



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                  IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorized, as of the date first written above.



                                     USA INTERACTIVE


                                     By: /s/ Julius Genachowski
                                         -------------------------------------
                                         Julius Genachowski, Executive
                                         Vice President,
                                         General Counsel and Secretary



                                     HOTELS.COM


                                     By: /s/ David Litman
                                         -------------------------------------
                                         David Litman, Chief Executive Officer



                         [SIGNATURE PAGE TO AMENDMENT TO
                 AMENDED AND RESTATED ASSET PURCHASE AGREEMENT]

                                         TMF LIQUIDATING TRUST


                                         By: /s/ David Litman
                                             ----------------------------------
                                             David Litman, Co-Trustee


                                         By: /s/ Robert Diner
                                             ----------------------------------
                                             Robert Diener, Co-Trustee


                                         /s/ David Litman
                                         --------------------------------------
                                             David Litman


                                         /s/ Robert Diener
                                         --------------------------------------
                                             Robert Diner



                         [SIGNATURE PAGE TO AMENDMENT TO
                 AMENDED AND RESTATED ASSET PURCHASE AGREEMENT]





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